EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660-6441

March 30, 2007

KAL Energy, Inc.
93-95 Gloucester Place
London W1U 6JQ
United Kingdom

Re:	Registration Statement on Form S-8 for the Registration of 12,000,000 shares of Common Stock under the 2007 Stock Incentive Plan of KAL Energy, Inc.

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by KAL Energy, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,000,000 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), reserved for issuance pursuant to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 12,000,000 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2007 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to, and the reference made to our firm in, the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH STRADLING YOCCA CARLSON & RAUTH